SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Apollo Resources International, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-25873	84-1431425
(State or other	(SEC File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation or
organization)

3001 Knox Street, Suite 407, Dallas, Texas 75205

(Address of Principal Executive Offices) (Zip Code)

Apollo Resources International, Inc. 2005 Stock Option and Award Plan

(Full title of Plan)

Dennis McLaughlin

3001 Knox Street, Suite 407, Dallas, Texas 75205

(Name and address of agent for service)

(214) 389-2151

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	10,000,000	$1.175	$11,750,000	$1,382.98

(1)  This Registration Statement on Form S-8 covers 10,000,000 shares of common stock of Apollo Resources International, Inc. which may be issued pursuant to the Apollo Resources International, Inc. 2005 Stock Option and Award Plan (the “Plan”).

(2)  Offering prices per share of the 10,000,000 shares authorized under the Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices of Apollo Resources International, Inc. common stock on February 18, 2005 as reported on the Over-the-Counter (OTC) Bulletin Board.

Part I  Information Required in the Section 10(a) Prospectus Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the Plan.

Registration Statement Item Numbers and Headings	Prospects Headings
1) Plan Information	Section 10(a) Prospectus
2) Registration Information and Plan Annual Information	Section 10(a) Prospectus

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

(1)  Form 10-KSB filed April 6, 2004

(2)  Form 10-QSB filed May 11, 2004

(3)  Form 10-QSB filed August 12, 2004

(4)  Form 10-QSB filed November 8, 2004

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kit Chambers Apollo Resources International, Inc. 3001 Knox Street, Suite 407 Dallas, Texas 75205 214.389.9800

All documents subsequently filed by Apollo Resources International, Inc. pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The following is a brief summary of certain indemnification provisions of the Company’s Bylaws and the Utah Revised Business Corporation Act.  This summary is qualified in its entirety by reference to the text thereof.

Part 9, sections 16-10a-901 to 16-10a-909 of the Utah Revised Business Corporation Act, as amended (“Part 9”) permits a Utah corporation to indemnify its directors and officers for certain of their acts.  More specifically, sections 16-10a-902 and 907 grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, by reason of his having been such a corporate director or officer.  Such provision is limited to instances where the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he had no reasonable cause to believe his conduct was unlawful.  Section 16-10a-903 confers on the director or officer an absolute right to indemnification for expenses, including attorney’s fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter.

Section 16-10a-906 expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances.  Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders.  Further, Section 16-10a-906 permits a corporation to pay attorneys’ fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action if the above procedure is approved in the same fashion.  Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Utah Revised Business Corporation Act, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

	SEC
Exhibit	Reference
No.	No.	Description	Location

4.01	4	Apollo Resources International, Inc. 2005 Stock Option and Award Plan	This filing

5.01	5	Opinion of Scheef & Stone, LLP	This Filing

23.01	23	Consent of Scheef & Stone, LLP (included in its opinion filed as Exhibit 5.01)	Exhibit 5.01

23.02	23	Consent of Chisholm, Bierwolf & Nilson	This Filing

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(2)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(3)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(4)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the “Securities Act”), the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Exchange Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, this 22nd  day of February 2005.

Apollo Resources International, Inc.
By	/s/ Dennis McLaughlin
Dennis McLaughlin, CEO

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/Dennis McLaughlin	Dennis McLaughlin, Director	February 22, 2005

/s/Kit Chambers	Kit Chambers, Director	February 22, 2005

/s/J. Mark Ariail	J. Mark Ariail, Director	February 22, 2005